UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Ocean Power Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholders:

As you are aware, the 2018 Annual Meeting of Stockholders of Ocean Power Technologies, Inc., or the Annual Meeting, will be held at the Princeton Marriott at Forrestal, 100 College Road East, Princeton, NJ 08540, on Friday, December 7, 2018, at 9:00 a.m., local time. The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on October 12, 2018, or the Proxy Statement.

The purpose of this letter is to provide new information about the expected treatment of “broker non-votes” as they apply to “Proposal 3 — Amendment to Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock”, or Proposal 3, which is described beginning on page 13 of the Proxy Statement. As set forth in Proposal 3, our Board of Directors, or our Board, is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our Common Stock, par value $0.001 per share, or our Common Stock, by 50,000,000 shares, or from 50,000,000 shares to 100,000,000 shares.

Background Regarding Broker Non-Votes

If you are a beneficial owner of shares held in “street name” and do not provide the bank, broker or nominee that holds your shares with specific voting instructions with respect to a matter to be voted upon, the nominee may generally vote in its discretion on “routine” matters. However, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. When this occurs, it is generally referred to as a “broker non-vote.” Whether a proposal is considered a “routine” matter or a “non-routine” matter is subject to the interpretation of certain rules that are applicable to brokers and dealers.

Characterization of Proposal 3 as a “Routine” Matter

The Proxy Statement stated that Proposal 3 is considered a “non-routine” matter, meaning that a bank, broker or other nominee may not vote on the matter without receiving instructions from beneficial owners. However, we have subsequently been advised that Proposal 3 may be considered a “routine” matter under applicable rules, meaning that a bank, broker or other nominee may generally vote on this matter without instructions from beneficial owners. For this reason, if you hold your shares in “street name” and do not provide your nominee with specific voting instructions, the nominee may generally vote in its discretion on Proposal 3. You can avoid having your nominee vote your shares by providing the nominee with your specific voting instructions.

Vote Required for Proposal 3

The approval of Proposal 3 requires the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on this proposal at the Annual Meeting. Abstentions will be counted as present at the Annual Meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against the proposal. Because we now expect Proposal 3 will be considered a “routine” matter under applicable rules, a broker, bank or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal. If you hold your shares in street name, we still encourage you to instruct your broker or other nominee how to vote.

Board Recommendation for Proposal 3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

We look forward to seeing you at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John W. Lawrence
John W. Lawrence
General Counsel and Secretary

Dated: November 20, 2018